U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 3                       Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or
         Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person*

      Four Partners (1)
      c/o Thomas J. Tisch
      667  Madison Avenue
      New York, New York  10021

2.    Date of Event Requiring Statement (Month/Day/Year)

      4/29/98

3.    IRS or Social Security Number of Reporting  Person (Voluntary)

4.    Issuer Name and Ticker or Trading Symbol

      AutoImmune Inc. (CLGY)

5.    Relationship of Reporting Person(s) to Issuer
                  (Check all applicable)

         Director                                X  10% Owner
    ----                                       ----

         Officer (give title below)                 Other (specify below)
    ----                                       ----

          -----------------------

6.    If Amendment, Date of Original (Month/Day/Year)


7.    Individual or Joint/Group Filing (Check Applicable Line)

      X    Form filed by One Reporting Person
    ----
           Form filed by More than One Reporting Person
    ----

-------------------------------------------------------------------------------
             Table 1 - Non-Derivative Securities Beneficially Owned
-------------------------------------------------------------------------------



1. Title of Security                    2. Amount of Securities          6.  Ownership Form:      7.  Nature of Indirect Beneficial
    (Instr. 4)                             Beneficially Owned                Direct (D) or            Ownership
                                           (Instr. 4 )                       Indirect (I)             (Instr. 5)
                                                                             (Instr. 5)

   Common Stock, $0.01 par value           1,697,100                              D



Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

-------------------------------------------------------------------------------
 Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------


1. Title of Derivative     2. Date Exer-     3. Title and Amount of Securities    4. Conver-      5. Ower-         6. Nature of
   Security                   cisable and       Underlying Derivative Security       sion or         ship             Indirect
   (Instr. 4)                 Expiration        (Instr. 4)                           Exercise        Form of          Beneficial
                              Date                                                   Price of        Deriv-           Ownership
                              (Month/Day/                                            Derivative      ative            (Instr.5)
                               Year)                                                 Security        Security:
                                                                                                     Direct (D)
                            Date      Expir-      Title           Amount or                          or In-
                            Exer-     ation                       Number of                          direct (I)
                            cisable   Date                        Shares                             (Instr. 5)
-------------------------- ---------- ------ ------------------------------------ --------------- ----------------- ---------------

-------------------------- ---------- ------ ------------------------------------ --------------- ----------------- ---------------

Explanation of Responses: (1) Four Partners is a New York general partnership. The sole partners of Four Partners are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Thomas J. Tisch has been appointed the Manager of Four Partners.

                                       FOUR PARTNERS

                                       /s/Thomas J. Tisch        May 1, 1998
                                       ------------------        ------------
                                       **Signature of            Date
                                         Reporting Person
                                       Thomas J. Tisch
                                       Manager of Four Partners

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.